                               CONTOUR ENERGY CO.,
                      (F/K/A KELLEY OIL & GAS CORPORATION)
                                     Issuer,

                     THE SUBSIDIARY GUARANTORS NAMED HEREIN

                                       and

                WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,
                                     Trustee

                          FIRST SUPPLEMENTAL INDENTURE

                          dated as of November 1, 2001

                               Up to $135,000,000

                      14% SENIOR SECURED NOTES DUE 2003 AND
                 MATURING AT 105% OF THE STATED PRINCIPAL AMOUNT







Supplementing the Indenture, dated as of April 15, 1999, among Kelley Oil & Gas Corporation, as issuer, Kelley Oil Corporation, Kelley Operating Company, Ltd., Concorde Gas Marketing, Inc., as Guarantors, and Norwest Bank Minnesota, National Association, as Trustee.


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     This First Supplemental Indenture (this "First Supplemental Indenture"), dated as of November 1, 2001, is entered into by and among (i) Contour Energy Co., a Delaware corporation formerly known as Kelley Oil & Gas Corporation (the "Company"), (ii) Contour Energy E&P, Inc., a Delaware corporation formerly known as Kelley Oil Corporation, Kelley Operating Company, Ltd., a Texas limited partnership, and Concorde Gas Marketing, Inc., a Delaware corporation (collectively, the "Initial Guarantors"), and (iii) Wells Fargo Bank Minnesota, National Association, as successor trustee (the "Trustee"), pursuant to the Indenture, dated as of April 15, 1999 (the "Indenture"), by and among the Company, the Initial Guarantors and Norwest Bank Minnesota, National Association, as trustee.

                              W I T N E S S E T H:

     WHEREAS, Section 9.02 of the Indenture provides, among other things, that subject to certain restrictions, the Company and the Trustee may amend the Indenture and the Securities without notice to any Securityholder but with the written consent of the Holders of at least a majority in stated principal amount of the Securities then outstanding;

     WHEREAS, the Holders of not less than a majority in stated principal amount of the Securities outstanding have duly consented to the proposed amendments to the Indenture and the Securities set forth in this First Supplemental Indenture, in accordance with the provisions of Section 9.02 of the Indenture;

     WHEREAS, in accordance with Section 9.02 of the Indenture, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee evidence of the written consent of the Holders mentioned in the immediately preceding paragraph;

     WHEREAS, in accordance with Section 12.04 of the Indenture, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officers' Certificate and an Opinion of Counsel, with respect to the execution and delivery by the Trustee of this First Supplemental Indenture; and

     WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed;

     NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture that, absent this First Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE 1
                                   Definitions

     Section 1.01 Definitions. All terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Indenture, as amended and supplemented hereby.


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                                    ARTICLE 2
                                   Amendments

     Section 2.01 Amendments to Definitions.

         (a) Asset Disposition. The definition of "Asset Disposition" set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as set forth below:

              "Asset Disposition" means any direct or indirect sale, assignment, conveyance, lease, transfer or other disposition (or series of related sales, assignments, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of any production payment transaction, sale and leaseback transaction or any merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

                  (i) any shares of Capital Stock of a Restricted Subsidiary
              (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), or

                  (ii)any of the property, business or assets of the Company or any Restricted Subsidiary.

              Notwithstanding the preceding, none of the following shall be deemed to be an Asset Disposition:

                  (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

                  (2) the sale or transfer (whether or not in the ordinary
              course of business) of oil and gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves, provided, further, that the aggregate amount of such sales or transfers consummated after November 1, 2001 shall not exceed $2,000,000.

                  (3) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business,

                  (4) the trade or exchange by the Company or any Restricted
              Subsidiary of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any oil and gas property owned or held by another Person, provided that if any property so traded or exchanged contains proved reserves, then the property received therefor contains a reasonably equivalent value of proved reserves,

                  (5) the trade or exchange by the Company or any Restricted
              Subsidiary of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any Investment in equity interests of a Person engaged in the Oil and Gas Business, provided that if any property so traded or exchanged contains proved reserves, then (A) the Company's or such Restricted Subsidiary's pro rata Investment in such Person shall represent a reasonably equivalent value of proved reserves and (B) such Person is or becomes by virtue of such Investment a Restricted Subsidiary or a Permitted Joint Venture, or

                  (6) the sale or transfer of hydrocarbons or other mineral
              products acquired and held for resale, or the sale or transfer of surplus or obsolete or worn out equipment, in each case, in the ordinary course of business.

         (b) "Collateral Maintenance Tender Offer Amount. The definition of "Collateral Maintenance Tender Offer Amount" set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as set forth below:

              "Collateral Maintenance Tender Offer Amount" means, with respect to any Asset Disposition other than the Designated Transaction, an amount equal to the excess of (i) the outstanding principal balance of the Securities over (ii) quotient obtained by dividing (a) the PV-10 Value of all of the Oil and Gas Assets of the Company and its Restricted Subsidiaries immediately after giving effect to such Asset Disposition by (b) 1.50.

         (c) Minimum Reserve Amount. The definition of "Minimum Reserve Amount" set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as set forth below:

              "Minimum Reserve Amount" means, as of any date, an amount of Oil and Gas Assets expressed as a volumetric equivalent equal to 140 Bcfe less the aggregate of all revisions to reserves resulting from sales of reserves in place that are consummated after the consummation of the Preferred Stock Recapitalization, as reflected in all Reserve Reports delivered pursuant to this Indenture.

         (d) Permitted Investment. The definition of "Permitted Investment" set forth in Section 1.01 of the Indenture is hereby amended by adding the following words at the end of clause (vi) thereof, immediately prior to clause (vii) thereof:

             , in an aggregate amount at any one time outstanding that does not exceed $1,000,000;

     (e) Permitted Liens. The definition of "Permitted Liens" set forth in
Section 1.01 of the Indenture is hereby amended by:

         (i) adding "(x)" immediately before "Liens" at the beginning of clause
     (l) of such definition;

         (ii) adding the following at the end of clause (l) immediately before the semicolon:

         "and (y) Liens securing Oil and Gas Hedging Contracts or Indebtedness permitted to be Incurred pursuant to subclause (y) of Section 4.03(b)(9); provided, however, that any such Liens permitted by this subclause (y) upon Collateral shall be subordinate and junior to the Lien of this Indenture and the Security Documents and provided, further, that Liens permitted pursuant to this subclause (y) upon Collateral shall not secure Indebtedness in excess of $10.0 million"

     ; and

         (iii) deleting the reference to clause "(l)" in clause (2) of the final sentence of such definition and substituting in place thereof "(l)(x)".

     (f) PV-10 Value. The definition of "PV-10 Value" set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as set forth below:

         "PV-10 Value" means with respect to any Oil and Gas Assets the sum, without duplication, of (a) 50% of the NPV of the component thereof comprised of proved undeveloped reserves plus (b) 75% of the NPV of the component thereof comprised of proved developed non-producing reserves plus
     (c) 100% of the NPV of the component thereof comprised of proved developed producing reserves plus (d) 100% of the NPV of the component thereof comprised of any volumetric overriding royalty interest. For purposes of this definition, "NPV" of any Oil and Gas Assets means the aggregate net present value of such Oil and Gas Assets calculated before income taxes and discounted at 10 percent in accordance with SEC guidelines, as reported in the most recently prepared or audited report of the Company's independent petroleum engineers; provided, however, that such aggregate net present value shall be calculated based on (i) an assumed price of oil of $22.00 per barrel and (ii) an assumed price of natural gas of $3.00 per mmbtu, in each case, with no escalation or other adjustment of such prices, other than adjustments (without duplication) for applicable basis differentials, transportation, compression, btu adjustments and hedging gains, all as determined by the Company in accordance with SEC guidelines and in accordance with its usual and customary practices for the calculation of such adjustments.

     (g) Preferred Stock Recapitalization. The following definition of "Preferred Stock Recapitalization" is hereby inserted in Section 1.01 of the Indenture, immediately after the definition of "Preferred Stock":

         "Preferred Stock Recapitalization" means the preferred stock reclassification and redemption transaction described in Amendment No. 1 to the Company's Registration Statement on Form S-4 (File No. 333-71112) filed with the SEC on October 23, 2001 (without regard to any subsequent amendments or supplements to such Registration Statement).

Section 2.02 Amendments to Covenants.

      (a) New York Paying Agent. Section 2.03 of the Indenture is hereby amended to insert the words "in the Borough of Manhattan, The City of New York" immediately after the eighth word of the first sentence of such Section, between the words "agency" and "where."

      (b) Limitation on Indebtedness. Section 4.03 of the Indenture is hereby amended and restated in its entirety as set forth below:

     Section 4.03.Limitation on Indebtedness.

         (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness.

         (b) Notwithstanding the preceding paragraph (a), the Company and any Restricted Subsidiary may Incur the following Indebtedness:

              (1) [Intentionally Omitted];

              (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

              (3) the Securities and the Subsidiary Guarantees;

              (4) Indebtedness outstanding on the Closing Date (other than Indebtedness described in Section 4.03(b)(1), (2) or (3));

              (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds 3.0 to 1.0;

              (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.03(a) or pursuant to Section 4.03(b)(3), (4) or
         (5) above or Section 4.03(b)(7) or (12) below; provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary described in such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or the Company; provided, further, that for the avoidance of doubt, each of such Section references is a reference to such Section as in effect at the time of the Incurrence of Indebtedness referred to above;

              (7) [Intentionally Omitted];

              (8) Indebtedness consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to this Indenture;

              (9) Indebtedness (x) under Oil and Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company or (y) Incurred in order to enable the Company to provide cash collateral or other security with respect to Oil and Gas Hedging Contracts or Currency Agreements permitted to be Incurred pursuant to subclause (x) of this Section 4.03(b)(9); provided that any such Indebtedness Incurred pursuant to this subclause (y), when taken together with all other Indebtedness Incurred pursuant to this subclause (y) and then outstanding, does not exceed $10.0 million;

              (10)Indebtedness in respect of letters of credit issued for the benefit of the Company or any of its Restricted Subsidiaries to the extent they are issued in connection with the ordinary course of business of the Company and its Restricted Subsidiaries, Incurred in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this
         Section 4.03(b)(10) and then outstanding, does not exceed $15.0 million;

              (11) [Intentionally Omitted];

              (12) [Intentionally Omitted]; and

              (13) [Intentionally Omitted].

         (c) Notwithstanding the preceding, the Company shall not Incur any Indebtedness pursuant to the preceding Section 4.03(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Securities to at least the same extent as such Subordinated Obligations.

         (d) For purposes of determining compliance with this Section 4.03, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     (c) Limitation on Restricted Payments. Section 4.04 of the Indenture is hereby amended and restated in its entirety as set forth below:

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     Section 4.04. Limitation on Restricted Payments.

         (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment.

         (b) The provisions of Section 4.04(a) shall not prohibit: (i) any purchase, repurchase, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which the Company is permitted to Incur pursuant to Section 4.03, provided that such Indebtedness is effectively junior to the Securities, matures no earlier than 180 days following the Stated Maturity of the Securities and does not result in an overall increase in the amount the Company's and its Restricted Subsidiaries' total Indebtedness.

     (d) Limitation on Sales of Assets and Subsidiary Stock. Section 4.06 of the Indenture is hereby amended and restated in its entirety as set forth below:

     Section 4.06. Limitation on Sales of Assets and Subsidiary Stock.

         (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Disposition, unless:

              (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or senior management of the Company), and

              (2) at least 90% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition shall be in the form of cash or Temporary Cash Investments and is received at the time of such disposition.

         In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Closing Date in any period of 12 consecutive months exceeds $5.0 million, then the Company shall (i) within 180 days after the date such Net Available Cash so received exceeds such $5.0 million, invest an amount equal to such excess in Additional Assets or in one or more Permitted Joint Ventures or Permitted Business Investments or (ii) apply an amount equal to such excess (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this
     Section 4.06. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied (or designated by the Company as not to be so applied) as so required by the end of such period shall constitute "Excess Proceeds."

         If the Company or any of its Restricted Subsidiaries consummates any Asset Disposition, then the Company shall, on a date which is not more than 15 days after the date on which such Asset Disposition is consummated, make an offer (a "Collateral Maintenance Tender Offer") to purchase from all Holders Securities on a pro rata basis an aggregate principal amount, if any, not less than the Collateral Maintenance Tender Offer Amount (expressed as an integral multiple of $1,000) at a purchase price equal to 105% of the stated principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date). Any remaining Net Available Cash received from such Asset Disposition and not used pursuant to the immediately

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     preceding provisions of this paragraph shall be applied in accordance with the immediately preceding paragraph of this Section 4.06.

         If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to a Collateral Maintenance Tender Offer or an Excess Proceeds Offer (as defined below) totals at least $5.0 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate stated principal amount of Securities equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 105% of the stated principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date).

         The Company shall commence any Collateral Maintenance Tender Offer and any Excess Proceeds Offer by mailing a written notice to the Trustee and each Holder stating:

              (A) that such offer is being made pursuant to this Section 4.06 and that all Securities validity tendered will be accepted for payment on a pro rata basis;

              (B) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Asset Offer Payment Date");

              (C) that any Security not tendered will continue to accrue interest pursuant to its terms;

              (D) that, unless the Company defaults in the payment of the purchase price therefor, any Security accepted for payment pursuant to such offer shall cease to accrue interest on and after the Asset Offer Payment Date;

              (E) that Holders electing to have a Security purchased pursuant to such offer will be required to surrender the Security, together with the form entitled "Option of Holder to Elect Purchase" on the reverse side of the Security completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Asset Offer Payment Date;

              (F) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Asset Offer Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the stated principal amount of Securities delivered for purchase and a statement that such Holder is withdrawing his election to have such Securities purchased; and

              (G) that Holders whose Securities are being purchased only in part will be issued new Securities equal in stated principal amount to the unpurchased portion of the Securities surrendered; provided, however, that each Security purchased and each new Security issued shall be in a stated principal amount of $1,000 or integral multiples thereof.

         On the Asset Offer Payment Date, the Company shall:

              (A) accept for payment on a pro rata basis Securities or portions thereof tendered pursuant to the Collateral Maintenance Tender Offer or the Excess Proceeds Offer, as the case may be,

              (B) deposit with the Paying Agent money sufficient to pay the purchase price of all Securities or portions thereof so accepted, and

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              (C) deliver, or cause to be delivered, to the Trustee all
         Securities or portions thereof so accepted together with an Officers' Certificate specifying the Securities or portions thereof so accepted for payment by the Company.

     The Paying Agent shall promptly mail to the Holders of Securities so accepted payment in an amount equal to the purchase price therefor, and the Trustee shall promptly authenticate and mail to such Holders a new Security equal in stated principal amount to any unpurchased portion of the Security surrendered; provided, however; that each Security purchased and each new Security issued shall be in a stated principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Collateral Maintenance Tender Offer or the Excess Proceeds Offer, as the case may be, as soon as practicable after the Asset Offer Payment Date. For purposes of this Section 4.06, the Trustee shall act as the Paying Agent.

         The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under this Section 4.06 and the Company is required to repurchase Securities as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.06, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06 by virtue thereof.

         (b) In the event of the transfer of substantially all (but not all) of the property and assets of the Company as an entirety to a Person in a transaction permitted by Section 5.01, the Successor Company (as defined therein) shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this Section 4.06, and shall comply with the provisions of this Section 4.06 with respect to such deemed sale as if it were an Asset Disposition and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

         (c) All Net Available Cash shall constitute Trust Moneys and shall be delivered by the Company to the Trustee and shall be deposited in the Collateral Account in accordance with this Indenture. Net Available Cash so deposited may be withdrawn from the Collateral Account for application by the Company in accordance with this Section 4.06 or otherwise pursuant to this Indenture.

     (e) Change of Control.

     (i) Change of Control Offer Price. Notwithstanding any provision of the Indenture or the Securities to the contrary, the purchase price in cash to be paid by the Company for the repurchase of Securities pursuant to the provisions of Section 4.08 of the Indenture shall be 105% of the stated principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

     (ii) Rating Upgrade. The following provisions are hereby included in
Section 4.08 of the Indenture, immediately following paragraph (f) of such section:

         (g) Notwithstanding the preceding provisions of this Section 4.08 and notwithstanding any provisions of the Securities to the contrary, the Company shall not be required to comply with the preceding provisions of this Section 4.08 with respect to a particular Change of Control, if within 10 days after such Change of Control (and after consideration of such Change of Control by Moody's or S&P) the Securities shall have an Investment Grade Rating. "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P. "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof. "S&P" means Standard & Poor's Ratings Group or any successor to the rating agency business thereof.

         (f) Reserve Deficiency Offers and Reserve Deficiency Redemption Offers.
     Section 4.19 of the Indenture is hereby amended by (i) deleting all references in such section to "104%" and substituting "105%" for each of such references and (ii) deleting the reference to "1.75" in paragraph (c) of such section and substituting "1.5" for such reference.

         (g) Scheduled Mandatory Redemption. Notwithstanding any provision of the Indenture or the Securities to the contrary, the redemption price to be paid by the Company for the redemption of Securities pursuant to the provisions of paragraph 5 of the Securities shall be an amount in cash equal to 105% of the stated principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase or redemption.

     Section 2.03 Amendments to Acceleration Provisions. Section 6.02 of the Indenture is hereby amended and restated in its entirety as set forth below:

         Section 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in stated principal amount of the outstanding Securities by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Securities to be due and payable. Upon such a declaration, such principal and interest and a premium equal to five percent (5%) of such principal shall be due and payable immediately. If an Event of Default specified in Section 6.01(7) or
     (8) with respect to the Company occurs and is continuing, the principal of and interest on all the Securities and a premium equal to five percent (5%) of such principal shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Securityholders. The Holders of a majority in principal amount of the outstanding Securities by written notice to the Trustee may rescind any such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest or premium that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     Section 2.04 Amendments to Security Provisions. Paragraph (c) of Section
10.02 of the Indenture is hereby amended and restated in its entirety as set forth below:

         (c) Regardless of whether required by the TIA, the Company shall furnish to the Trustee on December 31 in each year, beginning with December 31, 2001, an Opinion of Counsel, dated as of such date, either (i)(A) stating that, in the opinion of such counsel, all required action has been taken with respect to the recording, filing, re-recording and refiling of all supplemental indentures, financing statements, continuation statements and other documents as is necessary to maintain the Lien of the Security Documents (other than as stated in such opinion) and reciting with respect to the Lien in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements, continuation statements and other documents have been executed and filed that are necessary as of such date and during the succeeding 24 months fully to maintain the Lien of the Holders and the Trustee hereunder and under the Security Documents with respect to the Collateral (other than as stated in such opinion), or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien. In rendering such opinions, legal counsel may rely on certificates of Officers of the Company and/or the Restricted Subsidiaries with respect to factual matters.

     Section 2.05 Preferred Stock Recapitalization. The following provision is hereby included in Article 12 of the Indenture, immediately following Section
12.13 thereof:

              Section 12.14. Preferred Stock Recapitalization. Notwithstanding any provision of this Indenture or of the Securities to the contrary, consummation of the Preferred Stock Recapitalization shall not constitute a violation or breach of any provision hereof and shall not give rise to any Default or Event of Default under this Indenture.

                                    ARTICLE 3
                                  Miscellaneous

     Section 3.01 Terms to Remain in Effect. Except as waived or amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this First Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this First Supplemental Indenture.

     Section 3.02 Operative Time. Immediately upon (but not prior to) consummation of the Preferred Stock Recapitalization, this First Supplemental Indenture will become operative as of the date hereof.

     Section 3.03 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     Section 3.04 Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.

     Section 3.05 Trustee Not Liable. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility whatsoever for their correctness nor for the validity or sufficiency of this First Supplemental Indenture or for the due execution hereof by the Company.

     Section 3.06 Trustee Entitled to Benefits. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, regardless of whether elsewhere so provided.

     Section 3.07 Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

                            (Signature pages follow)

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the date first written above.

                                        CONTOUR ENERGY CO.


                                        By: /s/ EDWARD PARK
                                           -------------------------------------
                                        Name:   Edward Park
                                        Title:  Attorney-in-fact


                                        CONTOUR ENERGY E&P, INC.


                                        By: /s/ KENNETH R. SANDERS
                                           -------------------------------------
                                        Name:   Kenneth R. Sanders
                                        Title:  President


                                        KELLEY OPERATING COMPANY, LTD.


                                        By: /s/ KENNETH R. SANDERS
                                          --------------------------------------
                                        Name:   Kenneth R. Sanders
                                        Title:  President


                                        CONCORDE GAS MARKETING, INC.


                                        By: /s/ KENNETH R. SANDERS
                                          --------------------------------------
                                        Name:   Kenneth R. Sanders
                                        Title:  President


                                        WELLS FARGO BANK MINNESOTA, NATIONAL
                                        ASSOCIATION, as Trustee


                                        By: /s/ MICHAEL T. LECHNER
                                          --------------------------------------
                                        Name:   Michael T. Lechner
                                        Title:  Corporate Trust Officer